UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/08/2007

Prescient Applied Intelligence, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-21729

Delaware	73-1247666
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1247 Ward Avenue, Suite 200, West Chester, PA 19380
(Address of principal executive offices, including zip code)

610-719-1600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On May 8, 2007, Prescient Applied Intelligence, Inc. (the "Registrant") and Fastech Integrated Solutions, LLC ("Fastech") entered into a letter of intent ("LOI") for the purchase by Registrant of all of the assets of Fastech (the "Asset Purchase"). Under the terms of the LOI, the Registrant will issue to Fastech that number of shares of common stock of the Registrant so that Fastech will own 35% of the currently issued and outstanding common stock of the Registrant after the Asset Purchase, and 35% of a newly issued series of preferred stock ("New Preferred"). In connection with the issuance of the New Preferred, the Registrant's currently issued and outstanding shares of preferred stock are proposed to be restructured into the New Preferred. As a result, upon consummation of the Asset Purchase, Fastech will own approximately 35% of the Registrant's equity securities, on a fully diluted basis. The transaction is subject to, among other things, the receipt of a fairness opinion regarding the terms and conditions set forth in the LOI, and customary closing conditions.

The LOI requires the payment to Fastech of a nonrefundable cash fee of $200,000 in the event the Registrant fails to proceed in good faith and with due diligence to negotiate a definitive asset purchase agreement upon substantially the terms and conditions set forth in the LOI.

On August 4, 2006, the Registrant entered into a services agreement with Fastech for hardware relocation/migration services and on demand hosting services. The services agreement remains in effect for a period of 36 months and renews each term for a consecutive 36-month period until terminated by either party. Under the terms of the services agreement, Fastech is paid approximately $40,000 per month. $76,160 was paid to Fastech under the terms of the services agreement during 2006. Jane Hoffer, the President and Chief Executive Officer of the Registrant, is a member of the Board of Directors of Fastech. In addition, Michael DiPiano, a director of the Registrant, is affiliated with NewSpring Mezzanine Capital ("NewSpring"). NewSpring is the holder of a promissory note of Fastech in the amount of approximately $2.25 million (the "NewSpring Note"). The LOI requires that the Newspring Note be restructured prior to closing of the Asset Purchase.

A copy of the LOI is attached hereto as Exhibit 1.01, and a copy of the press release announcing the execution of the LOI is attached hereto as Exhibit 99.01.

Item 9.01.    Financial Statements and Exhibits

See Exhibit Index.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prescient Applied Intelligence, Inc.

Date: May 10, 2007	By:	/s/ Jane Hoffer
Jane Hoffer
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.01	Press Release, dated May 8, 2007
EX-1.01	Letter of Intent, by and between Prescient Applied Intelligence, Inc. and Fastech Integrated Solutions, LLC, dated May 8, 2007